Exhibit 99.2

CENTRAL VIRGINIA BANKSHARES DECLARES 5 PERCENT STOCK DIVIDEND PLUS $0.18 SECOND QUARTER CASH DIVIDEND.

POWHATAN, Va., May 14, 2008 /PRNewswire-FirstCall/ -- The board of directors of Central Virginia Bankshares, Inc., (Nasdaq: CVBK), at the Company’s annual meeting yesterday, declared a 5 percent stock dividend in addition to a Second Quarter cash dividend of $0.18 per share, both payable on June 13, 2008 to shareholders of record May 30, 2008. The cash dividend will be paid on the higher share balance following the stock dividend.

President and CEO Ralph Larry Lyons, in making the announcement to shareholders stated that “In keeping with our corporate mission of building and enhancing shareholder value, your board of directors concluded it would be appropriate at this time to reward our shareholders, in light of our past success and our future opportunities, with both a 5 percent stock dividend as well as a cash dividend of $0.18 per share. The cash dividend will be paid following the stock dividend, on the higher number of shares.”

The company has paid regular quarterly dividends to its shareholders continuously since 1977. The current indicated annual cash dividend rate is now $ 0.72 per common share.

Readers are cautioned that this press release may contain forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge and assumptions about future events, and may address issues that involve significant risks, uncertainties, and estimates, that may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 35 year-old, $500 million community bank with its headquarters in Powhatan County and six other banking offices, two in the County of Cumberland, three in Chesterfield County and one in Henrico County, adjacent to metropolitan Richmond, Va.

SOURCE	Central Virginia Bankshares, Inc.

CONTACT:	Charles F. Catlett, III, Senior Vice President and Chief Financial Officer of Central Virginia Bankshares, Inc., 804-403-2002